[FRANKLIN TEMPLETON LOGO]


                   TEMPLETON VIETNAM OPPORTUNITIES FUND, INC.
                           500 East Broward Boulevard
                            Ft. Lauderdale, FL 33394

                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MARCH 31, 1998
                                                                  March 20, 1998
Dear Shareholder:

In connection with the Annual Meeting of Shareholders scheduled to be held on March 31, 1998, you should know that:

1. There are three easy methods by which a record owner of shares may register or change a vote:

         By Phone:         Please  call  Shareholder Communications  Corporation
                           toll  free  at  1-800-733-8481,   Extension    "455".
                           Operators will be available to take your vote Monday through Friday between the hours of 9:00 a.m. and 11:00 p.m. Eastern Time.

         By Fax:  Fax your proxy to us toll free at 1-800-733-1885, anytime.

         By Mail: Return your executed proxy in the enclosed postage paid envelope. Please utilize this option only if the first two methods are both unavailable, as we may not receive your proxy by mail by Tuesday, March 31, 1998.

If you have not yet done so, it is critical that you vote your proxy. All votes are vital no matter how many shares you hold and your shares cannot be represented unless we receive voting instructions from you! We urge you to act promptly in order to allow us to obtain a sufficient number of votes to hold the Meeting as scheduled and avoid the possibility of meeting adjournments. In order for your vote to be represented, we must receive your vote on or before 10:00 a.m. Tuesday, March 31, 1998.

2. The Fund's proxy statement dated February 19, 1998 described a pending lawsuit. The same lawyers have filed another lawsuit in the United States District Court, Southern District of Florida, Michael J. Wetta (plaintiff) vs. Templeton Asset Management, Ltd., Templeton Worldwide, Inc., Franklin Resources, Inc., Charles B. Johnson, Martin L. Flanagan, Harmon E. Burns, Harris J. Ashton,
S. Joseph Fortunato, Gordon S. Macklin, Edith E. Holiday, Betty P. Krahmer, Fred
R. Millsaps, Andrew H. Hines, Jr., John William Galbraith, Nicholas F. Brady and
J. Mark Mobius (defendants), and Templeton Vietnam Opportunities Fund, Inc. (nominal defendant), Civ. Action No. 98-6170. This action is substantially similar to the suit described in the proxy statement, except that it also names additional directors of the Fund as defendants and is derivative in nature. Management strongly believes that the allegations made in both suits are without merit and intends vigorously to defend against both actions.

Thank you for your prompt attention.